Exhibit 99.1

NEWS RELEASE

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

407-566-1180

kevin.inda@cci-ir.com

H&E EQUIPMENT SERVICES, INC. ANNOUNCES TENDER OFFER

AND CONSENT SOLICITATION

BATON ROUGE, Louisiana — (August 6, 2012) — H&E Equipment Services, Inc. (NASDAQ: HEES) (the “Company”) announced today that it has commenced a cash tender offer (the “Offer to Purchase”) and consent solicitation (the “Consent Solicitation,” and together with the Offer to Purchase, the “Offer”) for any and all of its $250,000,000 aggregate principal amount of 8 3/8% Senior Notes due 2016 (CUSIP No. 404030AC2) (the “Notes”). The Offer is described in the Offer to Purchase and Consent Solicitation Statement dated August 6, 2012 (the “Statement”). The Offer will expire at 11:59 p.m., New York City time, on August 31, 2012 unless extended (the “Expiration Date”). In conjunction with the Offer, the Company is soliciting consents (the “Consent Solicitation”) to eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the indenture governing the Notes. The Company expects to fund the Offer with proceeds of a new senior notes offering (the “Notes Offering”) and availability under its credit facility.

Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on August 17, 2012, unless extended by the Company in its sole discretion (the “Consent Payment Deadline”), shall receive $1,031.67 per $1,000 principal amount of Notes (which amount includes a consent payment of $10.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who validly tender their Notes after the Consent Payment Deadline, but on or prior to the Expiration Date, shall receive $1,021.67 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Consent Payment Deadline will not receive a consent payment.

If the Company receives the consent of the holders of at least a majority in aggregate principal amount of the Notes and the Company accepts such Notes for payment, the Company will execute the supplemental indenture effecting the proposed amendments. Notes tendered and consents delivered prior to the Consent Payment Deadline may be withdrawn at any time before the Consent Payment Deadline. Notes tendered and consents delivered after the Consent Payment Deadline may be withdrawn at any time prior to the earlier to occur of: (i) the date and time the Company and the trustee execute the supplemental indenture or (ii) the Expiration Date.

The Offer is subject to a number of conditions that are set forth in the Statement, including, without limitation, (i) the Company having amended its credit facility and (ii) the Company having consummated the Notes Offering, each on terms and conditions satisfactory to the Company. There can be no assurance that the Company will amend its credit facility or consummate the Notes Offering, or that any other condition to the Offer will be satisfied.

The complete terms and conditions of the Offer and related Consent Solicitation are set forth in the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal that are being sent to holders of the Notes.

The Company has engaged Deutsche Bank Securities Inc. as Dealer Manager and Solicitation Agent for the Offer. Persons with questions regarding the Offer or Consent Solicitation should contact Deutsche Bank Securities Inc. at (212) 250-7527 (Collect) or (855) 287-1922 (Toll Free). Requests for copies of the Statement or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (888) 887-1266.

This press release does not constitute an offer to purchase the Notes or a solicitation of consents to amend the related indenture. The Offer is made solely pursuant to the Statement. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Offer and Consent Solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of the Company, the Dealer Manager and Solicitation Agent, the Tender Agent or the Information Agent makes any recommendations as to whether holders should tender their Notes pursuant to the Offer or provide the related consents, and no one has been authorized to make such a recommendation.

This press release does not constitute an offer to sell notes pursuant to the Notes Offering, nor a solicitation for an offer to purchase notes pursuant to the Notes Offering. Any offer of notes pursuant to the Notes Offering will be made only by means of a private offering memorandum.

The Company expressly reserves the right, subject to applicable law, to terminate the Offer and Consent Solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 64 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the Company’s ability to satisfy the conditions to the Offer and other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date hereof.